FORM 3

      U.S. SECURITIES AND EXCHANGE COMMISSION       _____________________
              WASHINGTON, D.C.  20549              |    OMB APPROVAL     |
               INITIAL STATEMENT OF                |_____________________|
        BENEFICIAL OWNERSHIP OF SECURITIES         |OMB NUMBER: 3235-0104|
                                                   |EXPIRES:             |
                                                   | SEPTEMBER 30, 1998  |
    Filed pursuant to Section 16(a) of the         |ESTIMATED AVERAGE    |
      Securities Exchange Act of 1934,             |BURDEN HOURS         |
     Section 17(a) of the Public Utility           |PER RESPONSE 0.5     |
       Holding Company Act of 1935                 |_____________________|
    or Section 30(f) of the Investment
           Company Act of 1940

   1.   Name and Address of Reporting Person

        Kurinsky                      Roger                         A.
         (Last)                      (First)                    (Middle)

        100 Tri-State Drive, Suite 200
                                (Street)

        Lincolnshire                     IL                        60069
          (City)                      (State)                      (Zip)


   2.   Date of Event Requiring Statement (Month/Day/Year)

        9/30/97

   3.   IRS OR SOCIAL SECURITY NUMBER OF REPORTING PERSON (VOLUNTARY)


   4.   Issuer Name and Ticker or Trading Symbol

        Ivex Packaging Corporation/IXX

   5. RELATIONSHIP OF REPORTING PERSON(S) TO ISSUER (CHECK ALL APPLICABLE) ( ) DIRECTOR
    (  ) 10% OWNER
    (X ) OFFICER (GIVE TITLE BELOW)
    (  ) OTHER (SPECIFY TITLE BELOW)
   Vice President and General Manager

   6.   IF AMENDMENT, DATE OF ORIGINAL (MONTH/DAY/YEAR)

               9/30/97

   7.   INDIVIDUAL OR JOINT/GROUP FILING (CHECK APPLICABLE LINE)
     X   FORM FILED BY ONE REPORTING PERSON
         FORM FILED BY MORE THAN ONE REPORTING PERSON



   TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
   ____________________________________________________________________________
   |1. TITLE OF      |2. AMOUNT OF   |3. OWNERSHIP     |4. NATURE OF INDIRECT  |
   |   SECURITY      |   SECURITIES  |   FORM DIRECT   |   BENEFICIAL OWNERSHIP|
   |   (INSTR. 4)    |   BENEFICIALLY|   DIRECT (D)    |   (INSTR. 5)          |
   |                 |   OWNED       |   OR INDIRECT   |                       |
   |                 |   (INSTR. 4)  |   (I) (INSTR. 5)|                       |
   |_________________|_______________|_________________|_______________________|

   [TYPE ENTRIES HERE]

      COMMON STOCK        52,722             D


   TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
     (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

   1.   Title of Derivative Security (Instr. 4)

            1.  Employee Stock Options (right to buy)
            2.  Stock Options (right to buy)

   2.   Date Exercisable and Expiration Date (Month/Day/Year)

            1.  (1)                            1.  9/29/07
            2.  9/30/97                        2.  9/29/07
        _______________________             _______________________
        Date Exercisable                        Expiration Date

   3.   Title and Amount of Securities Underlying Derivative Security
        (Instr. 4)

            1.  Common Stock                   1.  17,500
            2.  Common Stock                   2.  20,376
        _____________________              ____________________________
              Title                         Amount of Number of Shares

   4.   Conversion or Exercise Price of Derivative Security

            $16

   5.   Ownership Form of Derivative Security: Direct(D) or Indirect(I)
        (Instr. 5)
                       D

   6.   Nature of Indirect Beneficial Ownership (Instr. 5)



   EXPLANATION OF RESPONSES:

        (1) These options vest on three equal annual installments beginning on 9/29/98.




        /s/ Roger A. Kurinsky                             11/5/97
   ** SIGNATURE OF REPORTING PERSON                        DATE



   ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL
      CRIMINAL VIOLATIONS.
      SEE 18 U.S.C. 1001 AND 15 U.S.C. 78FF(A).

   NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE PROVIDED IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE

   POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOR REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.